Exhibit 5.1

[ORACLE LETTERHEAD]

January 23, 2012

Oracle Corporation

500 Oracle Parkway

Redwood City, California 94065

Ladies and Gentlemen:

I am Vice President, Associate General Counsel and Assistant Secretary of Oracle Corporation (the “Company”), and I offer this opinion in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission on or about January 23, 2012, in connection with the registration under the Securities Act of 1933, as amended, of 2,167,239 shares of the Common Stock of the Company, par value $0.01 (the “Shares”), of which 2,145,048 are issuable pursuant to equity awards assumed by the Company pursuant to the terms of the Agreement and Plan of Merger dated as of October 18, 2011 (the “Endeca Merger Agreement”), by and among OC Acquisition LLC, Endeca Technologies, Inc. (“Endeca”) and certain other parties thereto and 22,191 are issuable pursuant to equity awards assumed by the Company pursuant to the terms of the Agreement and Plan of Merger dated as of September 21, 2011 (together with the Endeca Merger Agreement, the “Merger Agreements”) by and among OC Acquisition LLC, GoAhead Software, Inc. (“GoAhead”) and certain other parties thereto. Pursuant to the Merger Agreements, the Company assumed outstanding equity awards of Endeca under the Endeca Technologies, Inc. 2009 Stock Incentive Plan and the Endeca Technologies, Inc. Amended and Restated 1999 Stock Incentive Plan (together, the “Endeca Plans”) and outstanding equity awards of GoAhead under the GoAhead Software, Inc. 2002 Stock Plan (each, together with the Endeca Plans, a “Plan”).

I have examined such documents and such matters of fact and law as I have deemed necessary to examine relating to the issuance of the Shares. It is my opinion that the Shares, when delivered pursuant to the terms of the applicable Plan, will be validly issued, fully paid and nonassessable.

I consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to myself in the Registration Statement and any amendments thereto.

Sincerely,

/s/ BRIAN HIGGINS
Brian Higgins
Vice President, Associate General Counsel and
Assistant Secretary